UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___)*

DEL TACO RESTAURANTS, INC.
(Name of Issuer)

Common Stock, $0.0001 par value
(Title of Class of Securities)

52748T104
(CUSIP Number)

June 30, 2015
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS THE GOLDMAN SACHS GROUP, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,266,954
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,266,954
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,266,954
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC-CO

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GOLDMAN, SACHS & CO.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,266,954
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,266,954
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,266,954
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) BD-PN-IA

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,244,321
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 1,244,321
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,244,321
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,244,321
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 1,244,321
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,244,321
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GSMP 2006 ONSHORE INVESTMENT FUND, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,244,321
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 1,244,321
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,244,321
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GSMP 2006 ONSHORE US, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,244,321
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 1,244,321
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,244,321
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 854,181
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 854,181
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 854,181
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 854,181
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 854,181
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 854,181
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GSMP 2006 OFFSHORE INVESTMENT FUND, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 854,181
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 854,181
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 854,181
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GSMP 2006 OFFSHORE US, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 854,181
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 854,181
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 854,181
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 168,452
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 168,452
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,452
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 168,452
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 168,452
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,452
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GSMP 2006 INSTITUTIONAL INVESTMENT FUND, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 168,452
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 168,452
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,452
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 52748T104	13G

1	NAMES OF REPORTING PERSONS GSMP 2006 INSTITUTIONAL US, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 168,452
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 168,452
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,452
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Item 1. (a)                      Name of Issuer:

DEL TACO RESTAURANTS, INC.

Item 1. (b)                      Address of Issuer’s Principal Executive Offices:

444 North Michigan Avenue, Suite 3500
Chicago, IL 60611

Item 2. (a)                      Name of Person Filing:

THE GOLDMAN SACHS GROUP, INC.
GOLDMAN, SACHS & CO.
GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.L.C.
GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.P.
GSMP 2006 ONSHORE INVESTMENT FUND, L.L.C.
GSMP 2006 ONSHORE US LTD.
GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.L.C.
GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.P.
GSMP 2006 OFFSHORE INVESTMENT FUND, LTD.
GSMP 2006 OFFSHORE US, LTD.
GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.L.C.
GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.P.
GSMP 2006 INSTITUTIONAL INVESTMENT FUND, LTD.
GSMP 2006 INSTITUTIONAL US, LTD.

Item 2. (b)                      Address of Principal Business Office or, if none, Residence:

THE GOLDMAN SACHS GROUP, INC.
GOLDMAN, SACHS & CO.
GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.L.C.
GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.P.
GSMP 2006 ONSHORE INVESTMENT FUND, L.L.C.
GSMP 2006 ONSHORE US, LTD.
GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.L.C.
GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.P.
GSMP 2006 OFFSHORE US, LTD.
GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.L.C.
GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.P.
GSMP 2006 INSTITUTIONAL US, LTD.
200 West Street
New York, NY 10282

GSMP 2006 OFFSHORE INVESTMENT FUND, LTD.
GSMP 2006 INSTITUTIONAL INVESTMENT FUND, LTD.
c/o M&C Corporate Services Limited
PO Box 309 GT, Ugland House,
South Church Street, George Town
Grand Cayman, Cayman Islands

Item 2. (c)                      Citizenship:

THE GOLDMAN SACHS GROUP, INC. – Delaware
GOLDMAN, SACHS & CO. – New York
GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.L.C. – Delaware
GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.P. – Delaware
GSMP 2006 ONSHORE INVESTMENT FUND, L.L.C. – Delaware
GSMP 2006 ONSHORE US, LTD. – Cayman Islands
GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.L.C. – Delaware
GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.P. – Cayman Islands
GSMP 2006 OFFSHORE INVESTMENT FUND, LTD. – Cayman Islands
GSMP 2006 OFFSHORE US, LTD. – Cayman Islands
GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.L.C. – Delaware
GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.P. – Cayman Islands
GSMP 2006 INSTITUTIONAL INVESTMENT FUND, LTD. – Cayman Islands
GSMP 2006 INSTITUTIONAL US, LTD. – Cayman Islands

Item 2. (d)                      Title of Class of Securities:

Common Stock, $0.0001 par value

Item 2. (e)                      CUSIP Number:

52748T104

Item 3.                        If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a).	☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b).	☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c).	☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d).	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e).	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f).	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g).	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h).	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i).	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j).	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

Item 4.                        Ownership:1

1 In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

(a)	Amount beneficially owned:
See the response(s) to Item 9 on the attached cover page(s).

(b)	Percent of class:
See the response(s) to Item 11 on the attached cover page(s).

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

(ii) Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

(iii) Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

(iv) Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.                      Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6.                      Ownership of More than Five Percent on Behalf of Another Person:

Clients of the Reporting Person(s) have or  may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held  in their accounts.  Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:

NONE.

Item 7.                      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

See Exhibit (99.2)

Item 8.                      Identification and Classification of Members of the Group:

Not Applicable.

Item 9.                      Notice of Dissolution of Group:

Not Applicable.

Item 10.                    Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 9, 2015

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Attorney-in-fact

GOLDMAN, SACHS & CO.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Managing Director

GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.L.C.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.P.

By:	GS Mezzanine Partners 2006 Onshore Fund, L.L.C.,
its General Partner

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GSMP 2006 ONSHORE INVESTMENT FUND, L.L.C.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GSMP 2006 ONSHORE US, LTD.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.L.C.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.P.

By:	GS Mezzanine Partners 2006 Offshore Fund, L.L.C.,
its General Partner

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GSMP 2006 OFFSHORE INVESTMENT FUND, LTD.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GSMP 2006 OFFSHORE US, LTD.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.L.C.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.P.

By:	GS Mezzanine Partners 2006 Institutional Fund, L.L.C.,
its General Partner

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GSMP 2006 INSTITUTIONAL INVESTMENT FUND, LTD.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

GSMP 2006 INSTITUTIONAL US, LTD.

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Vice President

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement
99.2	Item 7 Information
99.3	Power of Attorney, relating to THE GOLDMAN SACHS GROUP, INC.
99.4	Power of Attorney, relating to GOLDMAN, SACHS & CO.
99.5	Power of Attorney, relating to GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.L.C.
99.6	Power of Attorney, relating to GS MEZZANINE PARTNERS 2006 ONSHORE FUND, L.P.
99.7	Power of Attorney, relating to GSMP 2006 ONSHORE INVESTMENT FUND, L.L.C.
99.8	Power of Attorney, relating to GSMP 2006 ONSHORE US, LTD.
99.9	Power of Attorney, relating to GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.L.C.
99.10	Power of Attorney, relating to GS MEZZANINE PARTNERS 2006 OFFSHORE FUND, L.P.
99.11	Power of Attorney, relating to GSMP 2006 OFFSHORE INVESTMENT FUND, LTD.
99.12	Power of Attorney, relating to GSMP 2006 OFFSHORE US, LTD.
99.13	Power of Attorney, relating to GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.L.C.
99.14	Power of Attorney, relating to GS MEZZANINE PARTNERS 2006 INSTITUTIONAL FUND, L.P.
99.15	Power of Attorney, relating to GSMP 2006 INSTITUTIONAL INVESTMENT FUND, LTD.
99.16	Power of Attorney, relating to GSMP 2006 INSTITUTIONAL US, LTD.